EXHIBIT 10.1

Re:    Offer of Vice President, Controller / Chief Accounting Officer Position
Dear Ed,
Per our conversation, I would like to formally offer you the position of Vice President, Controller and Chief Accounting Officer, for A. M. Castle & Co. In this position, you will report directly to me and serve as a member of my finance leadership team. As discussed, your start date will be mutually agreed upon. Below is a summary of the terms of this offer, all of which are contingent on (a) you passing a standard pre-employment drug screening and background check, and (b) approval by the Board of Directors:
Base Salary
Your base salary will be $215,000.00 less applicable withholding taxes and deductions. Base salary will be subject to annual review. I will meet with you in the next several weeks to establish your performance goals for the remainder of 2017.
Shared Services Incentive Plan
You will be eligible to participate in the Company's 2018 Shared Services Incentive Plan, which provides eligible employees an opportunity to earn and receive an annual incentive payment based on individual performance and the achievement of Company performance targets. Under the plan, and subject to yearly approval by the Human Resources Committee of the Board of Directors, you will have the opportunity to earn an additional forty percent (40%) of your base salary at target performance
Nothing herein constitutes a promise of payment. Your actual payouts will depend on date of eligibility and achievement of established performance objectives, determined annually by the HR committee, and will be governed by the terms and conditions of the applicable plans. Eligibility for participation in the incentive plans and individual award levels are subject to the discretion of the HR Committee and may vary from year-to-year.
Long-Term Compensation Plan (LTCP)
The future structure of the Long-Term Compensation Plan (LTCP) is currently being revised by the HR Committee. As such, the eligibility of all plan participants, including yourself, may change. The Company expects to have an update on this matter in the near future and l will keep you updated on your status.
Employee Benefits
You will be eligible to participate in our comprehensive benefits package which includes medical, dental, vision and other group benefits, effective on the 1st day of employment. If you choose to participate in our benefit plans, you must elect benefits within 31 calendar days of your start date or you will forfeit coverage until the next Open Enrollment period. You will be sent enrollment instructions to your personal email account within your first week of employment.
You will accrue 20 days of Paid Time Off (PTO) each anniversary year with the Company. Your PTO will begin to accrue on your first paycheck in accordance with the Company's PTO Policy. You are permitted to incur a negative PTO balance of up to 24 hours during your first three months if you have not accrued

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substantial hours in your PTO bank. However, your future earned and accrued PTO will be applied towards any such negative balance.
In addition, you will be eligible to participate in the Company's 401(k) Savings and Retirement Plan on the 1st of the month following 30 days of employment. A. M. Castle & Co. will make a matching contribution to your 401(k) plan on your behalf, each payroll period, in an amount equal to 100% of the first 3% of your contributions and an additional 50% on the next 2% of your contributions (up to a maximum match of 4%). Employer contributions will begin upon your initial eligibility to the Plan.
Each year, the CEO will also have the discretion to approve a Company contribution, on top of the employer match, of up to 4% of base salary. This contribution amount will be determined at the end of the plan year and funded shortly thereafter.
You will also be eligible to participate in the company's non-qualified Supplemental 401(k) Savings & Retirement Plan (SERP) which is designed to be a "spillover" plan that coordinates deferral elections with the contribution rate chosen in the qualified 401(k) Plan. If you participate in SERP, any amounts contributed (including company match) in the qualified 401(k) Plan which exceed the IRS annual maximum contribution limit will be transferred into the SERP Plan. Alyssa Rogge, Benefits Manager, will contact you regarding enrollment. All benefits outlined above are subject to the terms of their respective plan documents which are subject to change.
A copy of the Benefit Highlights is included with this letter to provide you a full overview of the Castle benefit plans. You may request a copy of any governing plan documents or policies at any time by contacting Human Resources.
Automobile Benefit
This position is eligible for a company car stipend benefit. You will receive $1,000 gross per month which will be taxed as supplemental pay. Participation in this program is subject to the terms and conditions of the Company's car policy and can be changed or terminated at any time.
Cell phone reimbursement
Based on your position you will be eligible for a monthly cell phone reimbursement of $100.00.
Severance / Change in Control
As a senior leader of A.M. Castle & Co. you will be eligible to enter into change-in-control and involuntary termination (severance) agreements with the Company consistent with those offered to similarly situated employees. These agreements provide severance benefits to you in exchange for your agreement to comply with certain non-compete and other covenants. The terms and conditions of those arrangements will be governed by the Severance Agreement and Change in Control Agreement to be entered into with the Company. Additional details will be communicated once finalized.
Employment At-Will
This letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or A.M. Castle & Co., with or without cause and with or without advance notice. This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

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All of the financial terms and other benefits outlined above are subject to the terms of the respective plan documents. Please refer to the plan documents for eligibility and terms of coverage.
Conclusion
Please let me know if you have any questions regarding the information provided in the letter or any other aspect of your employment at Castle. I look forward to your acceptance of this position.

Acceptance by Candidate:

/s/ Edward M. Quinn	12/4/17
Ed Quinn	Date

Acceptance by Company:

/s/ Patrick R. Anderson	12/4/17
Pat Anderson
Executive Vice President & Chief Financial Officer
A. M. Castle & Co.

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